Exhibit 5.1

Chartered Accountants 2700 205 – 5th Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Agrium Inc.

We consent to the use in the registration statement on Form F-10 of Agrium Inc. dated March 23, 2012, of our audit report dated February 23, 2012 on the consolidated balance sheets as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of operations, cash flows, comprehensive income and shareholders’ equity for each of the years in the two-year period ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information, which is incorporated into the registration statement by reference to Agrium Inc.’s annual report on Form 40-F for the year ended December 31, 2011, and to the reference to our firm under the heading “Experts” in the registration statement.

Chartered Accountants

Calgary, Canada

March 23, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.